NEWS RELEASE                                                   EXHIBIT 99.46


CENTURY REALTY TRUST
320 N. Meridian St., Suite 823, Indianapolis, IN 46204
Contact:	John I. Bradshaw, Jr.
Phone:		(317) 632-5467
FAX:		(317) 685-1588

FOR IMMEDIATE RELEASE

                   CENTURY REALTY TRUST ANNOUNCES RESULTS

    Century Realty Trust today reported consolidated net income for the six months ended June 30, 2006, of $961,463 or $.53 per share, including $650,115 gain on the sale of a restaurant property, and funds from operations of $1,001,418 or $0.55 per share, on gross revenue from continuing operations of $5,454,356. For the same period a year ago, net income amounted to $407,720, or $.23 per share, and funds from operations of $1,090,167, or $0.61 per share, on gross revenue from continuing operations of $5,317,449. The Trust reported no gains or losses during the 2005 period from the sale of property. Per share amounts are both basic and diluted.

     For the second quarter ended June 30, 2006, the consolidated net income, including $650,115 gain on the sale of property, was $781,158, or $0.43 per share, and funds from operations was $476,620, or $0.26 per share, on gross revenue from continuing operations of $2,728,640. For the same quarter of 2005, net income was $231,246, or $.13 per share, and funds from operations was $572,600, or $0.32 per share, on gross revenue from continuing operations of $2,665,304. The Trust reported no gains or losses during the 2005 period from the sale of property. Per share amounts are both basic and diluted.

     For the six months ended June 30, 2006, income from discontinued operations amounted to $672,226, or $.37 per share, compared with $168,621, or $.10 per share for the six months ended June 30, 2005. For the quarter ended June 30, 2006, income from discontinued operations amounted to $655,177, or $.36 per share compared with $101,357, or $.05 per share for the second quarter of 2005. The portion of funds from operations attributable to discontinued operations for the six months ended June 30, 2006 and 2005 amounted to $22,111 and $171,078 respectively. For the quarters ended June 30, 2006 and 2005, funds from operations attributable to discontinued operations amounted to $5,062 and $102,340, respectively.

     In May 2006 the Trust sold a Miami Subs restaurant property near Orlando, Florida that it had owned since 1979 to the lessee and operator for net proceeds of approximately $776,000, and realized a gain of $650,115. The operating results of that property for 2006 and 2005, together with the gain on its sale,
are reported as income from discontinued operations.   In
December 2005 the Trust sold the Fox Run apartments, a 256-unit apartment community and, in July 2005 sold an unoccupied former restaurant property. Both of the properties sold in 2005 are located in Indianapolis. Operating results of those two properties for the three month and six month periods ended June 30, 2006 and 2005 are classified as income from discontinued operations.

     The operating results for the quarter and six months ended June 30, 2006, compared with the comparable periods a year ago reflect, primarily, the results of apartment operations. Economic occupancy of the Trust's apartments, which account for 94% of its operating income, averaged 90.1% and 90.8% during the second quarter and first half of 2006, respectively, compared with 90.8% and 90.9% during the comparable periods of 2005.

     It is accepted practice in the real estate industry to evaluate the performance of Real Estate Investment Trusts (REITs), in part, by a non-GAAP financial measure called "Funds from Operations" (FFO). We believe that FFO is helpful to investors because it is a widely recognized measure of the performance of REITS and provides a relevant basis for comparison among REITs. We consider FFO in evaluating our own operating performance. We believe that FFO should be considered along with, but not as an alternative to, net income and cash flow determined in accordance with generally accepted accounting principles (GAAP), as a measure of our activities.

     Funds from operations is defined as net income computed in accordance with GAAP excluding gains and losses from the sale of real estate, extraordinary items, the cumulative effects of accounting changes and property related depreciation and amortization all determined on a consistent basis in accordance with GAAP. Funds from operations does not represent cash flow from operations, and should not be considered an alternative to net income as a measure of operating performance. For purposes of computing the per share amounts, the minority interest in funds from operations provided by consolidated partnership-owned properties is excluded.

     Our presentation of FFO conforms to the definition provided by the National Association of Real Estate Investment Trusts
(NAREIT). Following is a reconciliation of net income to FFO, including discontinued operations:

                               Three Months Ended         Six Months Ended
                                    June 30,                  June 30,
                                2006         2005         2006          2005

Net Income                  $ 781,158    $ 231,246   $  961,463   $  407,720
Less gain on sale
 of property                 (650,115)        -        (650,115)         -
Plus Depreciation,
 investment properties        356,059      353,823      712,119      707,646
Less Minority interest
 portion of
 depreciation                 (10,482)     (12,469)     (22,049)     (25,199)
                            __________   __________  ___________   ___________
Funds from operations
 allocable to the Trust     $ 476,620    $ 572,600   $1,001,418   $1,090,167

FFO per share,
 basic and diluted          $     .26    $     .32   $      .55   $      .61
                            __________   __________  ___________   ___________
                            __________   __________  ___________   ___________

Average number of
 outstanding shares         1,806,324    1,799,464    1,804,834     1,798,725


     At June 30, 2006, the Trust had total assets of $38,170,168 and shareholders' equity of $11,913,423. At June 30, 2005, the Trust had total assets of $45,813,488 and shareholders' equity of $9,937,497.




Indianapolis, IN., August 14, 2006